Exhibit 10.46

                          TERMINATION AGREEMENT


     This TERMINATION AGREEMENT (this "Agreement") is made as of the 1st day of February, 2002, by and between SHONEY'S, INC, a Tennessee corporation ("Sublessor"), and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation ("Sublessee").


                                 RECITALS

     WHEREAS, Sublessor is the sublessor and Sublessee is the sublessee under that certain Sublease Agreement dated as of May 30, 1997 related to real property with a street address of 3261 Village Drive, Franklin, Ohio, a copy of which is attached as Exhibit A hereto (the "Sublease"); and

     WHEREAS, Sublessor and Sublessee wish to terminate the Sublease; and

     WHEREAS, the termination of the Sublease is contingent upon the execution and delivery of, and effective upon the effective date of, that certain Assignment, Assumption and Amendment of Lease Agreement (the "Assignment") to be executed by and among Sublessor, Towne Mall, an Ohio general partnership, owner of the real property covered by the Sublease, and The Lark Group LLC, a Kentucky limited liability company ("Lark");

     NOW, THEREFORE, in consideration of the foregoing recitals, the payments and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The parties expressly acknowledge and agree that this Agreement is expressly contingent upon and subject to the full execution and delivery of the Assignment, and the effective date of this Agreement (the "Effective Date" shall be the effective date of the Assignment. Sublessee shall continue to be liable for the performance of all duties and obligations of the sublessee under the Sublease until the Effective Date. Notwithstanding the above, if the Effective Date has not occurred on or before February 11, 2002, Sublessee may, by notice to Sublessor, terminate this Agreement, in which case the Sublease shall remain in full force and effect. Sublessor shall immediately notify Sublessee when the Effective Date has occurred.

     2. From and after the Effective Date, Sublessee surrenders to Sublessor all right and interest of Sublessee in and to the Sublease and the Subleased Premises (as defined in the Sublease). Sublessor acknowledges and agrees that Sublessee is not conveying or granting any right or title in and to the personal property, furniture, fixtures, equipment or improvements located in the Subleased Premises to Sublessor, since Sublessee is conveying and granting such right and title to Best Que for Best Que's use in the Subleased Premises from and after the effective date of the Assignment, and, accordingly, Sublessor waives any right in and to the same.

     3. Upon the Effective Date, Sublessee, for itself and its successors and assigns, forever releases Sublessor, and its successors and assigns, from any claim, demand or cause of action against Sublessor, its successors and assigns, arising from the Sublease or the use and occupancy of the Subleased Premises or the termination of the Sublease from and after the Effective Date.

     4. Sublessor, for itself and its successors and assigns, subject to the warranties made by Sublessee in this Agreement, accepts the surrender of the Sublease and of the Subleased Premises upon the Effective Date and forever releases Sublessee, and its successors and assigns, from any claim, demand or cause of action against Sublessee, its successors and assigns, arising from the Sublease or the use and occupancy of the Subleased Premises or the termination of the Sublease from and after the Effective Date.

     5. Sublessor warrants to Sublessee that Sublessor is the owner of the sublessor's interest in and to the Sublease and has full power and authority to terminate such Sublease.

     6.   Sublessee warrants to Sublessor as follows:

          (a) Sublessee is the owner of the sublessee's interest in and to the Sublease and has full power and authority to terminate such Sublease.

          (b) The Sublease has not been assigned or transferred and has not been hypothecated, pledged, mortgaged or in any other way encumbered.

          (c) For the period prior to April 17, 2001 during the term of the Sublease (and thereafter, to the best of Sublessee's knowledge) that (i) there are no outstanding contracts for the supply of labor or materials as of the date of this Agreement, and (ii) no work has been done or is being done nor have materials been delivered to the Subleased Premises for which full payment has not been made, or for which a mechanic's lien could be asserted or foreclosed under the lien laws of the State of Ohio.

          (d) Sublessee has not done, or knowingly permitted to be done, anything resulting in the Subleased Premises or Sublessor's leasehold estate in and to the Subleased Premises being in any manner encumbered or charged.

          (e) For the period prior to April 17, 2001 during the term of the Sublease (and thereafter, to the best of Sublessee's knowledge) that all taxes, charges, assessments, levies or impositions required by the Sublease to be paid by Sublessee as of the date hereof have been paid in full.

          (f) The Subleased Premises are surrendered to Sublessor in "as is" condition on the date hereof and Sublessor accepts same in such condition.

          (g) For the period prior to April 17, 2001 during the term of the Sublease (and thereafter, to the best of Sublessee's knowledge) that all sales, use, excise and income taxes due and payable as of the date hereof arising out of the conduct of business on the Subleased Premises during the term of the Sublease have been paid in full.

     7. Sublessee shall be responsible for and shall defend, indemnify and hold Sublessor harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including, without limitation, reasonable attorneys' fees and expenses) paid, incurred or suffered by, or asserted against, Sublessor (and its successors and assigns) that (a) relate to (i) the Sublease, (ii) Sublessee's occupancy of the Subleased Premises or
(iii) Sublessee's use of any appurtenances, easements, rights or privileges belonging to the Subleased Premises, and (b) relate to events occurring or liabilities or obligations accruing or arising before the Effective Date, and (c) would have been Sublessee's responsibility under the Sublease had it not been terminated.

     8. (a) On the Effective Date, the following items shall be prorated or adjusted between the parties hereto as of the Effective Date and paid on the Effective Date:

               (i) The rent payable under the Sublease for the month in which the Effective Date occurs;

               (ii) Real property taxes and assessments, to the extent of Sublessee's obligation therefor under the terms of the Sublease, and personal property taxes, with all such taxes and assessments attributable to the period up to but excluding the Effective Date being the obligation of Sublessee, and all such taxes and assessments attributable to any period commencing on or after the Effective Date being the obligation of Sublessor;

               (iii) Any common area operating costs or maintenance charges or merchants association dues, to the extent of Sublessee's obligation therefor under the terms of the Sublease, with all such costs attributable to the period up to but excluding the Effective Date being the obligation of Sublessee, and all such costs attributable to any period commencing on or after the Effective Date being the obligation of Sublessor;

               (iv) Charges and fees due under contracts and other arrangements for telephone, water, sewer, heating, steam, electric power, gas, lighting and any other utilities serving the Subleased Premises; and

               (v) All other items customarily prorated or adjusted in sales of similar property in the state in which the Subleased Premises is located.

          (b) If any of the prorations to be made on the Effective Date pursuant to Section 8(a) hereof are based upon estimated charges for the obligations because either (i) such obligations are paid in arrears and the actual bills or statements shall not be issued until after the Effective Date, or (ii) estimated amounts are paid under the terms of the Sublease, subject to adjustment based upon actual costs to be subsequently determined, then within ten (10) days after receipt of the actual bill or statement by either party, or upon receipt of a statement of adjusted charges from the appropriate party or parties, the party receiving the bill or statement shall deliver a copy thereof to the other party. Promptly thereafter, the parties shall agree on the amount of any adjustment to be made to the proration estimated as of the Effective Date, and any amount due shall thereupon be paid by the appropriate party to the other.

     9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10. This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall for all purposes be deemed an original and all of which together shall constitute but one and the same instrument.

     11. Sublessor acknowledges that Sublessee has not operated the Subleased premises since April 17, 2001. Since such date, the Subleased Premises have been operated by Best Que, LLC. a Kentucky limited liability company ("Best Que"), an affiliate of Lark, pursuant to a letter agreement ("Letter Agreement") among Sublessee, Best Que, Lark and Famous Dave's Ribs, Inc., and pursuant to a management and license agreement between Sublessee and Best Que ("License Agreement"). Accordingly, and notwithstanding anything in this Agreement to the contrary, Best Que and Lark are joining in this Agreement for the sole purpose of:

          (a) Also making to Sublessor the warranties made by Sublessee to Sublessor pursuant to Sections 6(c), (e) and (g) but solely relating to the period from April 17, 2001 to the Effective Date and not limited to "knowledge";

          (b) Confirming to Sublessee that if Sublessee becomes liable to Sublessor pursuant to Section 7 of this Agreement relating to the period from and including April 17, 2001 to and including the Effective Date, Best Que and Lark shall be correspondingly liable to Sublessee for such liability: and

          (c) Acknowledging and confirming that Lark and Best Que shall be solely liable and responsible directly to Sublessor for any amounts due Sublessor pursuant to Section 8 of this Agreement and that the same shall be paid as and when due in accordance therewith; and Sublessor covenants and agrees to look solely to Lark and Best Que for payment of same; and Sublessee agrees that any amounts due Sublessee pursuant to Section 8 of this Agreement shall be paid by Sublessor to Lark.

     12. Any notice or other communication by any party to the other relating to this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered to the recipient party in person (against signed receipt) or three (3) days after being mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, and addressed: (a) if to Sublessor, at the following address: Mr. Andrew L. Schwarcz, Director of Real Estate Law, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210 or (b) if to Sublessee, at the following address: Mr. Warren R. Nelson, Executive Vice President, Shells Seafood Restaurants, Inc., 16313 North Dale Mabry, Suite 100, Tampa, Florida 33618, or (c) if to Lark and/or Best Que, at the following address: Mr. Michael L. Sloane, II, The Lark Group LLC, 310 Old Vine Street, Lexington, Kentucky 40507. Any party may by notice to the other party designate a different address within the United States to which notices shall be sent.


                      [SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, Sublessor find Sublessee have executed this Agreement as of the date first above written.

                                        SUBLESSOR:

                                        SHONEY'S, INC.



                                        By: /s/ Andrew L. Schwarcz
                                            ------------------------------------
                                        Name: Andrew L. Schwarcz
                                        Title: Assistant Secretary


                    [SIGNATURES CONTINUED ON NEXT PAGE]

                                        SUBLESSEE:

                                        SHELLS SEAFOOD RESTAURANTS, INC.



                                        By: /s/ Warren R. Nelson
                                           ----------------------------------
                                        Name:  Warren R. Nelson
                                        Title: Executive Vice President


Solely for the purpose of acknowledging and agreeing to Section 11 of this
Agreement:


                                        LARK AND BEST QUE:

                                        THF LARK GROUP LLC



                                        By: /s/ Michael L. Sloane, II
                                           -------------------------------------
                                        Name: Michael L. Sloane, II
                                        Title: Manager


                                        BEST QUE, LLC



                                        By: /s/ Michael L. Sloane, II
                                           -------------------------------------
                                        Name: Michael L. Sloane, II
                                        Title: Manager


                               [END OF SIGNATURES)